KINDER MORGAN MANAGEMENT, LLC

KINDER MORGAN G.P., INC.

OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 301 OF INDENTURE

Each of the undersigned, Kimberly A. Dang and David D. Kinder, the Vice President and Chief Financial Officer and the Vice President and Treasurer, respectively, of (i) Kinder Morgan Management, LLC (the “Company”), a Delaware limited liability company and the delegate of Kinder Morgan G.P., Inc. and (ii) Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), on behalf of the Partnership, does hereby establish the terms of a series of senior debt Securities of the Partnership under the Indenture relating to senior debt Securities, dated as of January 31, 2003 (the “Indenture”), between the Partnership and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association (the “Trustee”), pursuant to resolutions adopted by the Board of Directors of the Company, or a committee thereof, on July 16, 2008, December 12, 2008 and December 16, 2008 and in accordance with Section 301 of the Indenture, as follows:

1.       The title of the Securities shall be “9.00% Senior Notes due 2019” (the “Notes”);

2.         The aggregate principal amount of the Notes which initially may be authenticated and delivered under the Indenture shall be limited to a maximum of $500,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to the terms of the Indenture, and except that any additional principal amount of the Notes may be issued in the future without the consent of Holders of the Notes so long as such additional principal amount of Notes are authenticated as required by the Indenture;

3.         The Notes shall be issued on December 19, 2008, and the principal of the Notes shall be payable on February 1, 2019; the Notes will not be entitled to the benefit of a sinking fund;

4.         The Notes shall bear interest at the rate of 9.00% per annum, which interest shall accrue from December 19, 2008, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, which dates shall be February 1 and August 1 of each year, and such interest shall be payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2009, to holders of record at the close of business on the January 15 or July 15, respectively, next preceding each such Interest Payment Date;

5.         The principal of, premium, if any, and interest on, the Notes shall be payable at the office or agency of the Partnership maintained for that purpose in the Borough of Manhattan, New York, New York; provided, however, that at the option of the Partnership, payment of interest may be made from such office in the Borough of Manhattan, New York, New York by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. If at any time there shall be no such office or agency in the Borough of Manhattan, New York, New York, where the Notes may be presented or surrendered for payment, the Partnership shall forthwith designate and maintain such an office or agency in the Borough of Manhattan, New York, New York, in order that the Notes shall at all times be payable in the Borough of Manhattan, New York, New York. The Partnership hereby initially designates the Corporate Trust Office of the Trustee in the Borough of Manhattan, New York, New York, as one such office or agency;

6.         U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, is appointed as the Trustee for the Notes, and U.S. Bank National Association, and any other banking institution hereafter selected by the officers of the Company, on behalf of the Partnership, are appointed agents of the Partnership (a) where the Notes may be presented for registration of transfer or exchange, (b) where notices and demands to or upon the Partnership in respect of the Notes or the Indenture may be made or served and (c) where the Notes may be presented for payment of principal and interest;

7.         The Notes will be redeemable, at the Partnership’s option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days notice mailed to each Holder of the Notes to be redeemed at the Holder’s address appearing in the Security Register, at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date, plus a make-whole premium, if any. In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the Redemption Date.

The amount of the make-whole premium on any Note, or portion of a Note, to be redeemed will be equal to the excess, if any, of:

(1)	the sum of the present values, calculated as of the Redemption Date, of:
•

each interest payment that, but for the redemption, would have been payable on the Note, or portion of a Note, being redeemed on each interest payment date occurring after the Redemption Date, excluding any accrued interest for the period prior to the Redemption Date; and

•	the principal amount that, but for the redemption, would have been payable at the stated maturity of the Note, or portion of a Note, being redeemed;

over

(2)	the principal amount of the Note, or portion of a Note, being redeemed.

The present value of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield, as defined below, plus 0.50%.

The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by the Partnership. If the Partnership fails to make that appointment at least 30 business days prior to the redemption date, or if the institution so appointed is unwilling or unable to make the calculation, the financial institution named in the Notes will make the calculation. If the financial institution named in the Notes is unwilling or unable to make the calculation, an independent investment banking institution of national standing appointed by the Trustee will make the calculation.

For purposes of determining the make-whole premium, Treasury Yield refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes to be redeemed, calculated to the nearer 1/12 of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term of the Notes to be redeemed, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term of the Notes to be redeemed and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields so calculated by interpolation will be rounded to the nearer 0.01%, with any figure of 0.0050% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by a method that the Trustee deems fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 or whole multiples of $1,000.

8.         Each Holder of the Notes will have the right (the “Repurchase Option”) to require the Partnership to repurchase all or a portion of such Holder’s Notes on February 1, 2012 at a purchase price equal to 100% of the principal amount of the Notes tendered by such Holder plus accrued and unpaid interest to, but excluding, February 1, 2012 (the “Repurchase Price”). On or before February 1, 2012, the Partnership will deposit with the Trustee (or a separate Paying Agent) cash sufficient to pay the Repurchase Price of the Notes tendered for repurchase in accordance with this Section 8. A Holder’s exercise of the Repurchase Option will be irrevocable.

The Repurchase Option may be exercised by the Holder of a Note for less than the entire principal amount of such Note, but in that event, the principal amount of such Note remaining outstanding after repurchase must be in an authorized denomination. In the event of a repurchase of a Note in part only, a new Note or Notes of like tenor for the unpurchased portion thereof will be issued in the name of the Holder thereof upon the cancellation of the purchased portion.

For any Note to be repurchased, the Trustee (or separate Paying Agent, if one has been appointed) must receive, at its Corporate Trust Office, not more than 60 nor less than 45 calendar days prior to February 1, 2012, the particular Notes to be tendered and:

•	in the case of Notes in the form of Definitive Securities, the form entitled “Option to Elect Repurchase” (attached to such Notes) duly completed; or
•	in the case of Notes in the form of Global Securities, repurchase instructions from the applicable beneficial owner to the Depositary and forwarded by the Depositary.

Repurchase instructions should not be sent to the Partnership.

All instructions from beneficial owners of Notes in the form of Global Securities relating to the Repurchase Option shall be irrevocable. In addition, at the time repurchase instructions are given, each beneficial owner of Notes to be repurchased shall cause the participant in the Depositary’s book-entry system through which such beneficial owner owns its interest in such Notes to transfer such beneficial owner’s interest in the Global Securities representing the related Notes, on the Depositary’s records, to the Trustee (or Paying Agent, if applicable).

If any Notes shall have been surrendered for repurchase as provided in this Section 8, such Notes shall become due and payable and shall be paid by the Partnership on February 1, 2012, and on and after February 1, 2012 (unless the Partnership shall default in the payment of such Notes on February 1, 2012) such Notes so to be repaid shall cease to bear interest. Upon surrender of any Notes for repayment, the principal amount of such Notes so to be repaid shall be paid by the Partnership, together with accrued interest, if any, to, but excluding, February 1, 2012. If the principal amount of any Notes surrendered for repayment shall not be so repaid upon surrender thereof, such principal amount (together with interest, if any, thereon accrued to February 1, 2012) shall, until paid, bear interest from February 1, 2012 at the rate of 9.00% per annum.

In connection with any repayment of Notes pursuant to this Section 8, the Partnership will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, if required, and will file Schedule 13E-4 or any other schedule, if required.

9.         Payment of principal of, and interest on, the Notes shall be without deduction for taxes, assessments or governmental charges paid by Holders of the Notes;

10.       The Notes are approved in the form attached hereto as Exhibit A and shall be issued upon original issuance in whole in the form of one or more book-entry Global Securities, and the Depositary shall be The Depository Trust Company; and

11.       The Notes shall be entitled to the benefits of the Indenture, including the covenants and agreements of the Partnership set forth therein, except to the extent expressly otherwise provided herein or in the Notes.

Any initially capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his or her name this 16th day of December, 2008.

/s/ Kimberly A. Dang
Kimberly A. Dang
Vice President and Chief Financial Officer

/s/ David D. Kinder
David D. Kinder
Vice President and Treasurer

[Signature Page to Officers’ Certificate Establishing Series]

EXHIBIT A

Form of Global Note attached.